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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders
Enviva Partners, LP:

        We consent to the use of our report dated March 8, 2016, with respect to the consolidated balance sheets of Enviva Partners, LP and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
McLean, Virginia
May 4, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm